Exhibit 99.2


                    AVATAR MAKES DALLAS MORNING NEWS TOP 200
          DALLAS-FORT WORTH BUSINESSES LIST FOR THIRD CONSECUTIVE YEAR


DALLAS, May 10, 2005 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (NASD OTCBB:
AVSY), the petroleum industry's leading provider of integrated software solutions, made a third consecutive appearance on the Dallas Morning News list of the top 200 publicly held firms headquartered in the Dallas-Fort Worth Metroplex. Avatar climbed four spots from its ranking on the list last year to number 194.

The Top 200 D-FW list is compiled based on total compensation awarded during a company's fiscal year, including the value of stock options and restricted stock grants. Avatar's 2004 revenue was $2,661,370, rising 27.4% over that of 2003.


Evidence that the petroleum sector continues to thrive, more than ten percent of those on the Top 200 list are publicly held energy firms. "We have established a reputation of superior technology offerings and customer support within the petroleum industry," said Chuck Shreve, President of Avatar Systems. "We are committed to studying and evaluating market needs and focus our research and development efforts accordingly."

Avatar products offer advanced solutions for accounting/financial management, production and land management, oil and gas marketing and electronic data exchange on both a licensed and ASP basis. "A recent business alliance will take us into vertical markets with a state-of-the-art document imaging and document management solution during 2005," said Shreve. "It is that type of forward-thinking strategy and connection to customer needs that continues to produce a positive net revenue."

Shreve concluded, "We are pleased to headquarter out of a business-friendly community such as Dallas-Fort Worth and to be ranked among the area's Top 200 companies."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry as well as Document Management Imaging Solutions for all vertical markets. Currently, Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company's Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.


Source: Avatar Systems, Inc.